Exhibit 99.1

Contact:

Rush Enterprises, Inc., New Braunfels

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2025 RESULTS,
ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.9 billion, net income of $72.4 million
●	Earnings per diluted share of $0.90
●	Challenging market conditions continue to impact business and overall financial performance
●	Absorption ratio 135.5%
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock, a 5.6% increase over prior quarter

NEW BRAUNFELS, Texas, July 30, 2025 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2025, the Company achieved revenues of $1.931 billion and net income of $72.4 million, or $0.90 per diluted share, compared with revenues of $2.027 billion and net income of $78.7 million, or $0.97 per diluted share, in the quarter ended June 30, 2024. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on September 12, 2025, to all shareholders of record as of August 12, 2025.

“The second quarter of 2025 continued to present challenges for commercial truck operators and the broader industry that supports them. While there have been sporadic signs of recovery from the freight recession that has impacted over-the-road carriers for more than two years, freight rates remain depressed, and overcapacity persists. In addition, ongoing economic uncertainty, particularly around U.S. trade policy and its potential impact on the supply chain and overall economy, combined with a lack of clarity regarding engine emissions regulations, has led many customers to delay vehicle acquisition and maintenance decisions,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “These factors contributed to continued weak demand for both new vehicles and aftermarket products and services across the industry,” he continued.

“Considering the difficult operating environment, I am pleased with the financial results our team delivered in the second quarter. Our performance was a direct reflection of the dedication and hard work of our employees across the U.S. and Canada, who continued to deliver exceptional service and support to our customers. In a challenging operating environment, they remain focused on managing expenses, driving operational efficiency and executing our strategic priorities. I am deeply grateful for their continued commitment to our organization and their efforts in helping us navigate this challenging period with resilience and discipline,” Rush added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 63.0% of the Company’s total gross profit in the second quarter of 2025, with parts, service and collision center revenues totaling $636.3 million, up 1.4% compared to the second quarter of 2024. The Company achieved a quarterly absorption ratio of 135.5% in the second quarter of 2025, compared to 134.0% in the second quarter of 2024.

“Despite tough market conditions, parts and service revenues reached their highest level in the past 12 months in the second quarter and were up slightly compared to the same period in 2024. Technician turnover was at a 12-month low in the quarter, and we increased our aftermarket sales force, further strengthening our ability to support our customers. Additionally, one of our aftermarket strategic initiatives is to identify new customer segments that will drive revenue growth, and we believe we are making significant progress on this goal. Lastly, we saw sequential growth from owner-operators and small fleets during the second quarter – positive indicators that may signal improving demand ahead.” he added.

“Looking toward the third quarter, we expect aftermarket performance to remain stable, with potential for modest growth. While the broader economic environment continues to present uncertainty, we are encouraged by signs of recovery and sequential growth across most customer segments, which we see as a positive shift from the sluggishness of recent quarters. However, providing a reliable outlook beyond the upcoming quarter is difficult, as potential changes in U.S. trade policy may have a material impact – either positive or negative – on customer demand and market conditions,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 58,625 units in the second quarter of 2025, down 0.6% compared to 2024, according to ACT Research. The Company sold 3,178 new Class 8 trucks in the U.S. during the second quarter, a decrease of 20.3% compared to 2024, and accounted for 5.4% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 221,400 units in 2025, a 10.5% decrease compared to 2024. The Company sold 81 new Class 8 trucks in Canada during the second quarter of 2025, accounting for 1.2% of the new Canadian Class 8 truck market.

“The decline in our new Class 8 truck sales on a year-over-year basis in the second quarter was largely due to the timing of several large fleet deliveries that occurred in the second quarter of 2024, which created a challenging year-over-year comparison. Market dynamics also contributed to softer demand, as larger over-the-road fleet customers remained cautious in their approach to vehicle purchases and smaller carriers continued to exit the market. Despite these headwinds, we achieved strong sales in the Class 8 vocational market during the quarter, helping to partially offset the decline in over-the-road fleet activity and demonstrating the strength of our diversified customer base,” Rush said.

“Looking ahead, we expect economic and regulatory uncertainty to continue weighing on new Class 8 truck demand. While we do not anticipate a meaningful recovery in the ongoing freight recession in the near term, we are optimistic that greater clarity around U.S. trade policy and engine emissions regulations could lead to increased order activity late in 2025. Should market conditions improve, our professional sales force is well-positioned to capitalize on opportunities in what remains a highly competitive sales environment. We also expect Class 8 vocational sales to remain strong through the remainder of the year, which will continue to support our overall performance. That said, given the uncertainty regarding U.S. trade policy and engine emission regulations, we believe new Class 8 sales may decrease sequentially in the third quarter, and too much market uncertainty remains to provide a reliable outlook on the new Class 8 truck sales market beyond the third quarter,” he added.

New U.S. Class 4-7 retail commercial vehicle sales totaled 58,176 units in the second quarter of 2025, a decrease of 8.4% compared to 2024, according to ACT Research. The Company sold 3,626 new Class 4-7 medium-duty commercial vehicles in the U.S., an increase of 1.0% compared to the second quarter of 2024, accounting for 6.2% of the total new U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 231,300 units in 2025, a 10.2% decrease compared to 2024. The Company sold 177 Class 5-7 commercial vehicles in Canada during the second quarter of 2025, accounting for 4.6% of the new Canadian Class 5-7 truck market.

“We delivered solid results in new Class 4-7 commercial vehicle sales in the second quarter, achieving both year-over-year growth and a significant quarter-over-quarter improvement. We significantly outperformed the market and increased market share, driven by healthy demand across all of our customer segments, but particularly in the lease and rental segment. Our efforts to right-size our medium-duty inventory positioned us to capitalize on sales opportunities, and we believe our unique Ready-to-Roll inventory program was a key differentiator, enabling us to meet customer needs with speed and flexibility,” Rush said.

“Recent medium-duty quoting activity has been encouraging, and our outlook for the second half of the year remains positive. We believe that our current inventory levels are well-positioned to respond to customer demand, and we expect new Class 4-7 commercial vehicle sales in the third quarter to be similar to our second quarter results,” he continued.

The company sold 1,715 used commercial vehicles in the second quarter of 2025, a 0.5% decrease compared to the second quarter of 2024. “While used truck pricing has stabilized, the financing environment remains challenging for many buyers. As used commercial vehicle inventory levels across the industry are beginning to increase, we believe that our inventory remains at the appropriate level to meet customer demand, and we expect our third quarter used truck performance to be in line with the second quarter. Unlike the new truck market, the used market is less exposed to tariff-related uncertainty, which we believe will give buyers more confidence and incentive to consider used trucks as part of their fleet mix in the near term,” explained Rush.

Leasing and Rental

Rush Truck Leasing operates PacLease and Idealease franchises across the United States and Canada, with more than 10,000 trucks in its lease and rental fleet and more than 2,000 trucks under contract maintenance agreements. Lease and rental revenue in the second quarter was $93.1 million, up 6.3% compared to the second quarter of 2024. “Rush Truck Leasing delivered strong results in the second quarter, reaching record revenues. Although our rental utilization rate was down compared to the same period in 2024, it has improved throughout the first half of this year, and we experienced increased rental revenue year-over-year. Our full-service leasing revenue also increased as we put new units into service, which decreased the age of our fleet and markedly lowered our operating costs. We are confident that our lease and rental results will remain strong throughout 2025,” said Rush.

Financial Highlights

In the second quarter of 2025, the Company’s gross revenues totaled $1.931 billion, a 4.8% decrease from $2.027 billion in the second quarter of 2024. Net income for the quarter was $72.4 million, or $0.90 per diluted share, compared to net income of $78.7 million, or $0.97 per diluted share, in the quarter ended June 30, 2024.

Aftermarket products and services revenues were $636.3 million in the second quarter of 2025, compared to $627.4 million in the second quarter of 2024. The Company delivered 3,259 new heavy-duty trucks, 3,803 new medium-duty commercial vehicles, 703 new light-duty commercial vehicles and 1,715 used commercial vehicles during the second quarter of 2025, compared to 4,128 new heavy-duty trucks, 3,691 new medium-duty commercial vehicles, 537 new light-duty commercial vehicles and 1,723 used commercial vehicles during the second quarter of 2024.

On May 29, 2025, the Company announced an increase of $50.0 million to its existing stock repurchase program, authorizing the Company to repurchase, from time to time, up to an aggregate of $200.0 million of its shares of common stock. During the second quarter of 2025, the Company repurchased $83.9 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $121.4 million of the $200.0 million authorized by the Company’s Board of Directors. In addition, the Company paid a cash dividend of $14.5 million during the second quarter.

“Our Board of Directors approved a $0.01 increase in our quarterly cash dividend on July 30, our ninth increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents a 5.6% increase over our prior quarterly dividend and is further evidence of our intent to increase the dividend on an annual basis, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change. In addition, the dividend increase also reflects our continuing ability to return value to our shareholders while also investing in our Company’s future,” explained Rush.

“Given the ongoing economic uncertainty and persistent challenges facing our industry, I believe we delivered solid results in the second quarter. I am especially proud of the way our team remained focused on operational discipline and customer service, which helped us navigate a difficult operating environment while continuing to deliver value to our shareholders, as demonstrated by our dividend increase and stock repurchase activity. While we remain cautious about the potential impact of trade policies and broader macroeconomic headwinds, I have every confidence in our team’s ability to adapt and perform as conditions evolve,” Rush said.

Conference Call Information

Rush Enterprises will host a conference call to discuss earnings for the second quarter of 2025 on Thursday, July 31 at 10:00 a.m. Eastern/9:00 a.m. Central. The call can be heard live via the Internet at

https://edge.media-server.com/mmc/p/wh8houx4.

Participants may register for the call at:

https://register-conf.media-server.com/register/BI8d974fd7c98441dbbe9557908eee102e

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, including engine emission regulations, U.S. and global trade policies, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2024. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$211,106	$228,131
Accounts receivable, net	310,469	345,346
Note receivable, affiliate	3,881	9,536
Inventories, net	1,842,311	1,787,744
Prepaid expenses and other	27,936	18,958
Total current assets	2,395,703	2,389,715
Property and equipment, net	1,675,025	1,615,635
Operating lease right-of-use assets, net	126,262	111,408
Goodwill, net	441,967	427,493
Other assets, net	76,817	73,296
Total assets	$4,715,774	$4,617,547

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,088,779	$1,081,199
Current maturities of long-term debt	128	-
Current maturities of finance lease obligations	36,332	38,476
Current maturities of operating lease obligations	18,529	15,866
Trade accounts payable	297,425	244,018
Customer deposits	107,716	109,751
Accrued expenses	169,540	160,809
Total current liabilities	1,718,449	1,650,119
Long-term debt, net of current maturities	412,845	408,440
Finance lease obligations, net of current maturities	87,045	92,235
Operating lease obligations, net of current maturities	110,259	97,874
Other long-term liabilities	32,366	28,060
Deferred income taxes, net	179,779	178,916
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2025 and 2024	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 61,123,036 Class A shares and 16,614,652 Class B shares outstanding in 2025; and 62,604,986 Class A shares and 16,662,633 Class B shares outstanding in 2024	831	824
Additional paid-in capital	607,783	587,639
Treasury stock, at cost: 3,243,834 Class A shares and 2,156,419 Class B shares in 2025; and 1,387,013 Class A shares and 1,783,806 Class B shares in 2024	(253,317)	(136,235)
Retained earnings	1,802,812	1,698,614
Accumulated other comprehensive income (loss)	(4,278)	(9,293)
Total Rush Enterprises, Inc. shareholders’ equity	2,153,831	2,141,549
Noncontrolling interest	21,200	20,354
Total shareholders’ equity	2,175,031	2,161,903
Total liabilities and shareholders’ equity	$4,715,774	$4,617,547

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues
New and used commercial vehicle sales	$1,191,504	$1,300,308	$2,322,274	$2,423,627
Parts and service sales	636,258	627,431	1,255,326	1,276,627
Lease and rental	93,124	87,646	183,377	175,567
Finance and insurance	5,552	5,937	10,764	11,331
Other	4,269	5,706	9,796	11,875
Total revenue	1,930,707	2,027,028	3,781,537	3,899,027
Cost of products sold
New and used commercial vehicle sales	1,087,644	1,179,819	2,118,177	2,185,919
Parts and service sales	397,011	392,133	794,754	804,387
Lease and rental	66,381	62,687	131,175	126,457
Total cost of products sold	1,551,036	1,634,639	3,044,106	3,116,763
Gross profit	379,671	392,389	737,431	782,264
Selling, general and administrative expense	251,981	251,368	500,784	515,033
Depreciation and amortization expense	17,611	16,492	34,867	32,242
Gain (loss) on sale of assets	127	(48)	295	102
Operating income	110,206	124,481	202,075	235,091
Other income (expense)	(372)	44	(812)	221
Interest expense (income), net	12,726	19,464	25,589	37,437
Income before taxes	97,108	105,061	175,674	197,875
Provision for income taxes	24,119	26,278	42,068	47,603
Net income	72,989	78,783	133,606	150,272
Less: Net income attributable to noncontrolling Interests	551	122	846	3
Net income attributable to Rush Enterprises, Inc.	$72,438	$78,661	$132,760	$150,269

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.93	$1.01	$1.68	$1.91
Diluted	$0.90	$0.97	$1.63	$1.84

Weighted average shares outstanding:
Basic	78,300	78,270	78,975	78,706
Diluted	80,487	80,778	81,445	81,467

Dividends declared per common share	$0.18	$0.17	$0.36	$0.34

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	June 30, 2025	June 30, 2024
New heavy-duty vehicles	$632,213	$789,189
New medium-duty vehicles (including bus sales revenue)	413,662	388,817
New light-duty vehicles	42,573	32,778
Used vehicles	94,993	80,360
Other vehicles	8,063	9,164

Absorption Ratio	135.5%	134.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2025	June 30, 2024
Floor plan notes payable	$1,088,779	$1,226,651
Current maturities of long-term debt	128	-
Current maturities of finance lease obligations	36,332	40,076
Long-term debt, net of current maturities	412,845	396,562
Finance lease obligations, net of current maturities	87,045	97,134
Total Debt (GAAP)	1,625,129	1,760,423
Adjustments:
Debt related to lease & rental fleet	(532,853)	(529,736)
Floor plan notes payable	(1,088,779)	(1,226,651)
Adjusted Total Debt (Non-GAAP)	3,497	4,036
Adjustment:
Cash and cash equivalents	(211,106)	(167,266)
Adjusted Net Debt (Cash) (Non-GAAP)	$(207,609)	$(163,230)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2025	June 30, 2024
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$286,644	$308,594
Provision for income taxes	87,310	101,252
Interest expense	59,010	67,133
Depreciation and amortization	71,174	63,213
(Gain) on sale of assets	(1,002)	(569)
EBITDA (Non-GAAP)	503,136	539,623
Adjustments:
Interest expense associated with FPNP and L&RFD	(60,396)	(68,283)
Adjusted EBITDA (Non-GAAP)	$442,740	$471,340

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2025	June 30, 2024
Net cash provided by operations (GAAP)	$885,188	$297,222
Acquisition of property and equipment	(482,801)	(355,403)
Free cash flow (Non-GAAP)	402,387	(58,181)
Adjustments:
Draws on floor plan financing, net	(154,716)	102,889
Acquisitions of L&RF assets	385,624	250,925
Non-maintenance capital expenditures	31,361	23,670
Adjusted Free Cash Flow (Non-GAAP)	$664,657	$319,303

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment (iii) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2025	June 30, 2024
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$2,153,831	$2,003,461
Adjusted net debt (cash) (Non-GAAP)	(207,609)	(163,230)
Adjusted Invested Capital (Non-GAAP)	$1,946,222	$1,840,231

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.